DECHERT PRICE & RHOADS
                               1500 K STREET, N.W.
                             WASHINGTON, D.C. 20005

                            TELEPHONE: (202) 626-3300
                               FAX: (202) 626-3334




                                  June 21, 1995


Pilgrim America Masters Series, Inc.
10100 Santa Monica Boulevard
Los Angeles, CA  90067

Gentlemen:

     In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of common stock of the Pilgrim America Masters Asia-Pacific Equity Fund, Pilgrim America Masters MidCap Value Fund, and Pilgrim America Masters LargeCap Value Fund series of shares of Pilgrim America Masters Series, Inc. (the "Company"), we have examined such matters as we have deemed necessary to give this opinion.

     On the basis of the foregoing, it is our opinion that the shares have been duly authorized and, when paid for as contemplated by the Company's Registration Statement, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm therein.

                                           Very truly yours,


                                           /s/ Dechert Price & Rhoads